[OM Group Logo]

PRESS RELEASE

FOR IMMEDIATE RELEASE

OM Group, Inc. Announces Unaudited Financial Information for First Quarter 2004

Margins improve as volumes strengthen and metal prices remain high

The financial information in this release has not been reviewed by OMG’s independent auditors due to the previously announced independent investigation being conducted by the audit committee of the company’s board of directors and the anticipated restatement of prior years’ financial statements. As a result, the company can give no assurance that the financial information in this release will not be adjusted when the process is completed.

Cleveland, OH, May 4, 2004 – OM Group, Inc. (NYSE:OMG) today announced unaudited financial information for the first quarter ended March 31, 2004.

As previously announced, OM Group anticipates restating its financial statements for 1999 through 2003 as the result of the ongoing audit committee investigation. The company also has announced the filing of its Form 10-K for the year ended December 31, 2003 will be delayed until the restatement is completed and the company resolves issues raised by SEC comments on previous company filings. Although this investigation and restatement are not complete, the company intends to release on a quarterly basis unaudited financial information of the type contained in this release, as long as it believes at that time that the information will not be significantly affected by the investigation and restatement. The company can give no assurance that this financial information will not be adjusted once the investigation is completed and the 1999-2003 restated results have been audited by the company’s independent auditors. Further, the company cannot determine the impact, if any, the investigation and restatement process will have on the previously announced class action lawsuit.

The company also previously announced it was evaluating a change in its method of accounting for inventories. The company has completed its evaluation and consulted with its independent auditors who have concurred that, in the company’s circumstances, a change from the last in, first out (“LIFO”) method to the first in, first out (“FIFO”) method is a change to a preferable method of accounting. As a result, all unaudited financial information presented herein is on a FIFO basis unless otherwise noted.

FINANCIAL INFORMATION FOR THE FIRST QUARTER OF 2004

In the first quarter 2004, net sales were $366.6 million and income from operations was $75.7 million. On a LIFO basis, income from operations would have been $50.7 million.

The company’s results reflect the benefits of significantly higher metal prices, improved margins and strong volumes, more than offsetting the negative currency effects resulting from a strong Euro. The company realized the benefits of lower cost cobalt inventory produced prior to the sharp rise in metal prices that occurred in the last two months of 2003. A significant portion of this inventory was sold by the end of March 2004, and therefore the company will realize less benefit from lower cost cobalt inventory in the second quarter of 2004. The Euro exchange rate averaged $1.25 in the first quarter of 2004. Corporate expenses

OM Group, Inc. Announces Unaudited Financial and Operating Information for First Quarter 2004

were unusually high primarily due to special costs associated with the audit committee investigation, severance benefits associated with the departure of the company’s former chief financial officer and implementing components of the Sarbanes-Oxley Act.

The company’s long-term debt at the end of the 2004 first quarter totaled $426 million. The cash proceeds from the sale of the Precious Metals Group in July of 2003 were used to repay the company’s senior debt facilities. The company’s cash balance was $61.6 million at the end of the 2004 first quarter.

James P. Mooney, chairman and chief executive officer, commented, “It is still unclear how long the internal review and restatement process will take; however, we are making every effort to complete the work as expediently as possible. While we regret the delay resulting from this process, we firmly believe that the short-term impact is a necessary part of providing the long-term transparency of our financial performance and business prospects. We are committed to providing our investors, customers, suppliers and associates with the proper visibility into the company’s performance.”

BUSINESS SEGMENT RESULTS

Cobalt Group

The cobalt group includes cobalt and other metal-based organics, inorganics, powders and metal. For the first quarter 2004, net sales were $162.8 million and operating profit was $53.4 million.

These results reflect the favorable impact from a combination of factors, including higher metal prices, strong volumes and the benefit from lower cost cobalt inventory as noted above. The Metal Bulletin reference price for 99.3% cobalt averaged $24.65 per pound during the first quarter of 2004 versus $7.66 per pound in the 2003 first quarter. The company realized improved margins in certain product lines due to higher premiums and volumes. Demand for cobalt and a number of the company’s products remains strong, paced by battery grade chemicals and cobalt powders.

Nickel Group

The nickel group includes nickel-based inorganics, powders and metal. For the first quarter 2004, net sales were $203.8 million and operating profit was $35.7 million.

These results reflect the favorable impact from a combination of factors, primarily higher metal prices. The London Metal Exchange quoted price for nickel averaged $6.68 per pound for the 2004 first quarter versus $3.76 per pound in the 2003 first quarter. The company also benefited from high premiums and high volumes of nickel value-added products.

CFO TRANSITION COMPLETED

Effective May 1, 2004, R. Louis Schneeberger replaced Thomas R. Miklich as the company’s chief financial officer. Schneeberger joined OMG in February as vice president, finance with the purpose of becoming chief financial officer upon Miklich’s departure.

OM Group, Inc. Announces Unaudited Financial and Operating Information for First Quarter 2004

ANNUAL MEETING POSTPONED

The company also announced today that the delay in filing its 2003 Form 10-K with the SEC has caused the postponement of its 2004 annual meeting of stockholders. “The Board of Directors and management are taking these matters very seriously and are working diligently to address them. Since we presently are not able to distribute the proxy materials and the annual report, we are not able to hold the annual meeting at this time,” Mooney said.

OUTLOOK

Mooney concluded, “All indications point to the strong market conditions continuing in the second quarter, and our operating teams have remained focused on our customers, our markets and our ongoing efforts to drive profitability. We expect these positive factors will produce in the second quarter significantly improved results from a year ago; however, considering the planned shut-down of our cobalt and nickel refineries for routine maintenance, coupled with reduced quantities of lower cost cobalt inventory and the recent drop in nickel prices, we also expect results for the 2004 second quarter will be lower than the first quarter of 2004.”

ABOUT OM GROUP, INC.

OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at www.omgi.com.

For more information contact — Greg Griffith, Director of Investor Relations, 216-263-7455.

FORWARD LOOKING STATEMENTS

The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the final adjustments to be made as part of the restatement of prior years’ financial statements; the effect of such restatement, or the effect of our inability to meet our SEC filing obligations on a timely basis, upon funding availability under our credit facilities or upon outstanding debt obligations; the potential impact of an adverse result in excess of our insurance coverage in the shareholder class action lawsuit filed against the company and certain of its executives; the price and supply of raw materials, particularly cobalt and nickel; the demand for metal-based specialty chemicals and products in the company’s markets; the effect of fluctuations in currency exchange rates on the company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; and the general level of global economic activity and demand for the company’s products.

OM Group, Inc. Announces Unaudited Financial and Operating Information for First Quarter 2004

OM GROUP, INC.
CONDENSED DISCLOSURE OF CONSOLIDATED FINANCIAL RESULTS — UNAUDITED
THREE MONTHS ENDED MARCH 31, 2004

(In thousands)
The following amounts are presented on a FIFO basis and are
subject to change based on the Company’s ongoing restatement process.

Net sales	$366,630
Gross profit	$107,874
Income from operations — FIFO basis (a), (b)	$75,701
Income from operations — LIFO basis (a)	$50,672

	Cobalt Group	Nickel Group
Net sales	$162,817	$203,813
Segment operating profit- FIFO basis (a),(b)	$53,444	$35,708
Segment operating profit — LIFO basis (a)	$28,415	$35,708

Cash	$61,567
Long-term debt (c)	$425,992
Capital expenditures	$2,642
Corporate expenses (b)	$13,451

(a) - The company has concluded that a change from the LIFO method of inventory valuation to the FIFO method is preferable in its circumstances.
(b) - Segment operating profit less corporate expenses equals consolidated income from operations.
(c) - The company had no borrowings outstanding under its $150,000 revolving credit facility during the quarter.
The company has received a waiver from its bank group with respect to delaying the filing of its 2003 Form 10-K.
The components of long-term debt are $400,000 Senior Subordinated Notes and other subsidiary borrowings.